Exhibit 99.1

Analyst Contact:	Greg Panagos 713-232-7551	News Release
Media Contact:	Guy A. Cantwell 713-232-7647	FOR RELEASE: February 20, 2008

TRANSOCEAN INC. REPORTS

FOURTH QUARTER AND FULL-YEAR 2007 RESULTS

HOUSTON—Transocean Inc. (NYSE: RIG) today reported net income for the three months ended December 31, 2007 of $1,056 million, or $4.17 per diluted share, on record quarterly revenues of $2,077 million. The results compare to net income of $621 million, or $2.92 per diluted share, on revenues of $1,186 million, for the three months ended December 31, 2006.

On November 27, 2007, Transocean Inc. merged with GlobalSantaFe Corporation (the “Merger”) and reclassified our ordinary shares into cash and shares (the “Reclassification”). Reported results for the fourth quarter and full year 2007 included approximately one month from GlobalSantaFe’s operations and the impact of recording GlobalSantaFe’s assets and liabilities at fair market value as required by generally accepted accounting principles.

Fourth quarter 2007 results include after-tax income of $194 million, or $0.77 per diluted share, comprised of the following:

•	$233 million gain resulting from the sale of the Peregrine I drillship;

•	$36 million benefit for discrete tax items;

•	$8 million loss resulting from the retirement of debt; and

•	$67 million of Merger-related compensation costs.

Diluted earnings per share for the fourth quarter 2007 is based on a weighted average diluted share count of 254 million shares, which included the effect of restating the historical share count for the Reclassification. The weighted average diluted share count for the quarter without restatement would have been 309(1) million shares. Net income for the three months ended December 31, 2006 included after-tax gains of $260 million, or $1.22 per diluted share, resulting primarily from the sale of two rigs, other income recognized from the tax sharing agreement with TODCO and a tax benefit for discrete items. Diluted earnings per share for the fourth quarter 2006 is based on a weighted average diluted share count of 213 million shares, which includes the effect of restating the historical diluted share count for the Reclassification.

For the year ended December 31, 2007, net income totaled $3,131 million, or $14.14 per diluted share, on revenues of $6,377 million. For 2006, net income was $1,385 million, or $6.10 per diluted share, on revenues of $3,882 million. Results for 2007 included after-tax income of $563 million, or $2.54 per diluted share, including $369 million recognized during the first nine months of 2007 relating to payments received under the TODCO tax sharing agreement, rig sales and discrete tax items plus the $194 million recognized during the fourth quarter. Net income for the year ended December 31, 2006 included after-tax income totaling $451 million, or $1.97 per share, resulting from the sale of eight rigs and the TODCO tax sharing agreement and discrete tax items. Diluted earnings per share for the full year 2007 is based on a weighted average diluted share count of 222 million shares which includes the effect of restating the historical share count for the Reclassification. The weighted average diluted share count for 2007 without restatement would have been 303(1) million shares.

Robert L. Long, Chief Executive Officer of Transocean Inc., stated, “This past year was historic for Transocean. It was a record year in terms of financial, operational and safety performance, and we entered 2008 with a record-high revenue backlog. By merging with GlobalSantaFe, we transformed the company and now have a larger global footprint and more extensive technical capabilities. We also recapitalized the company and returned $15.0 billion in cash to Transocean and GlobalSantaFe shareholders.”

Operations Quarterly Review

Revenues for the three months ended December 31, 2007 increased 35.1 percent to $2,077 million, compared to revenues of $1,538 million during the three months ended September 30, 2007. Of the $539 million quarter-to-quarter increase, $481 million was related to the inclusion of one month’s revenues from GlobalSantaFe including $88 million of non-cash contract intangible revenue. The remaining $58 million of the total increase was primarily due to a higher average dayrate for Transocean, which rose 2.0 percent to $224,000 from $219,700 for the prior quarter. The increase in average dayrate was experienced across all rig categories, primarily as a result of rigs commencing new contracts at the higher prevailing current dayrates.

Operating and maintenance expenses were $923 million compared to $663 million for the prior quarter, an increase of $260 million. GlobalSantaFe’s operations represented $151 million of the increase. Of the remaining $109 million increase, $59 million was for merger-related compensation costs and $28 million was for planned shipyards, maintenance and fleet-wide compensation increases and the remainder for discrete unplanned major projects and the impact of the weakening U.S. dollar.

Depreciation, depletion and amortization increased to $195 million versus $103 million in the third quarter of 2007. GlobalSanteFe’s operations accounted for all of this increase.

General and administrative expenses increased to $60 million compared to $27 million in the prior quarter. GlobalSantaFe’s operations accounted for $4 million of the increase, and $23 million was for merger-related expenses.

For the fourth quarter of 2007, the pretax gain from the disposal of assets, net, was $254 million compared to $8 million in the third quarter of 2007, primarily related to the sale of the Peregrine I.

For the fourth quarter of 2007, operating income before general and administrative expenses totaled $1,213 million, a 55.5 percent increase from $780 million reported for the third quarter of 2007. The $433 million increase included $237 million from GlobalSantaFe’s operations, partially offset by $59 million in merger-related compensation expenses. The remainder of the increase was related to the legacy Transocean operations, primarily due to an increase in revenues and an increase in the gain from the disposal of assets, partially offset by the above-described increase in operating and maintenance expenses.

Field operating income(2) (defined as revenues less operating and maintenance expenses) for the fourth quarter 2007 increased 31.9 percent to $1,154 million compared to $875 million for the third quarter of 2007. The $279 million increase in field operating income included $330 million related to the inclusion of GlobalSantaFe, partially offset by $59 million of merger-related compensation expenses. Higher legacy Transocean revenues from increased dayrates were offset by increased operating and maintenance expense.

Liquidity and Interest Expense

Interest expense, net of amounts capitalized for the fourth quarter of 2007, increased to $79 million compared to $23 million in the third quarter of 2007. The increase was primarily related to increased borrowings incurred on November 27, 2007, which were used to fund the $15.0 billion in cash payments to shareholders of both companies associated with the Reclassification and Merger. The increase in net interest expense was partially offset by an increase in capitalized interest related to the six legacy Transocean and two legacy GlobalSantaFe ultra-deepwater rigs under construction.

Cash flow from operating activities increased to $915 million for fourth quarter of 2007 compared to $897 million for the third quarter 2007. For the full year 2007, cash flow from operating activities totaled $3,073 million compared to $1,237 million for 2006. As of December 31, 2007, total debt was $17.3 billion, an increase of $14.7 billion from September 30, 2007.

Effective Tax Rate

The company’s Annual Effective Tax Rate(3) for the year ended December 31, 2007 was 12.5 percent, excluding the impact on income before income tax related to the gains from rig sales and payments received under the TODCO tax sharing agreement as well as excluding from income tax expense various discrete tax items. The Effective Tax Rate(4) of 2.1 percent for the fourth quarter of 2007 reflects the impact of rig sales and a $36 million favorable impact resulting from changes in estimates and resolution of prior years’ tax disputes in various jurisdictions.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern on February 20, 2008. To participate, dial 913-312-1493 and refer to confirmation code 8219413 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations/News & Events/Webcasts & Presentations.” A file containing four charts to be discussed during the conference call, titled “4Q07 Charts,” has been posted to the company’s website and can also be found by selecting “Investor Relations/News & Events/Webcasts & Presentations.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern on February 20, 2008 and can be accessed by dialing 719-457-0820 and referring to the passcode 8219413. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Forward-Looking Disclaimer

Statements regarding our Annual Effective Tax Rate, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, future financial results, actions by customers and other third parties, factors affecting the supply and demand of drilling rigs, including newbuilds, reactivations and the reallocation of current rigs, factors affecting the duration of contracts including well-in-progress provisions, the actual amount of downtime, factors resulting in reduced applicable dayrates, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units plus eight ultra-deepwater units under construction, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 29 Midwater Floaters, 10 High-Specification Jackups, 57 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization of approximately $41 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

(1)

The weighted average diluted share count for the quarter without restatement is calculated by assuming the Transocean share count without the effect of the Reclassification for October 2007 and November 2007 and with the effect of the Reclassification for December 2007. The weighted average diluted share count for 2007 without restatement is calculated by assuming the Transocean share count without the effect of the Reclassification for January 2007 through November 2007 and with the effect of the Reclassification for December 2007.

(2)

For a reconciliation of operating income before general and administrative expense to field operating income, see the accompanying schedule entitled “Non-GAAP Financial Measures and Reconciliations—Operating Income Before General and Administrative Expense to Field Operating Income.”

(3)

Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18. See the accompanying schedule entitled “Effective Tax Rate Analysis.”

(4)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Effective Tax Rate Analysis.”

###	08-

TRANSOCEAN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Operating revenues
Contract drilling revenues	$1,860	$1,147	$5,948	$3,745
Contract intangible revenues	88	—	88	—
Other revenues	129	39	341	137

	2,077	1,186	6,377	3,882

Costs and expenses
Operating and maintenance	923	570	2,781	2,155
Depreciation, depletion and amortization	195	98	499	401
General and administrative	60	23	142	90

	1,178	691	3,422	2,646

Gain from disposal of assets, net	254	183	284	405

Operating income	1,153	678	3,239	1,641

Other income (expense), net
Interest income	13	7	30	21
Interest expense, net of amounts capitalized	(79)	(43)	(172)	(115)
Loss on retirement of debt	(8)	—	(8)	—
Other, net	—	51	295	60

	(74)	15	145	(34)

Income before income tax expense	1,079	693	3,384	1,607
Income tax expense	23	72	253	222

Net income	$1,056	$621	$3,131	$1,385

Earnings per share
Basic	$4.27	$3.04	$14.65	$6.32
Diluted	$4.17	$2.92	$14.14	$6.10

Weighted average shares outstanding
Basic	247	204	214	219
Diluted	254	213	222	228

TRANSOCEAN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$1,241	$467
Accounts receivable, net
Trade	2,209	929
Other	161	17
Materials and supplies, net	333	160
Deferred income taxes, net	119	16
Other current assets	233	67

Total current assets	4,296	1,656

Property and equipment	24,545	10,539
Less accumulated depreciation	3,615	3,213

Property and equipment, net	20,930	7,326

Goodwill	8,219	2,195
Other assets	919	299

Total assets	$34,364	$11,476

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$805	$477
Accrued income taxes	99	98
Debt due within one year	6,172	95
Other current liabilities	826	369

Total current liabilities	7,902	1,039

Long-term debt	11,085	3,203
Deferred income taxes, net	681	54
Other long-term liabilities	2,125	340

Total long-term liabilities	13,891	3,597

Commitments and contingencies

Minority interest	5	4

Preference shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.01 par value; 800,000,000 shares authorized, 317,222,909 and 204,609,973 shares issued and outstanding at December 31, 2007 and 2006, respectively	3	2
Additional paid-in capital	10,799	8,045
Accumulated other comprehensive loss	(42)	(30)
Retained earnings (accumulated deficit)	1,806	(1,181)

Total shareholders’ equity	12,566	6,836

Total liabilities and shareholders’ equity	$34,364	$11,476

TRANSOCEAN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Cash flows from operating activities
Net income	$1,056	$621	$3,131	$1,385
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(88)	—	(88)	—
Depreciation, depletion and amortization	195	98	499	401
Share-based compensation expense	48	7	78	20
Gain from disposal of assets, net	(254)	(183)	(284)	(405)
Deferred income taxes	(42)	(41)	(40)	(23)
Deferred revenue, net	34	20	52	52
Deferred expenses, net	(38)	(14)	(55)	(109)
Other, net	10	(1)	18	(15)
Changes in operating assets and liabilities	(6)	(3)	(238)	(69)

Net cash provided by operating activities	915	504	3,073	1,237

Cash flows from investing activities
Capital expenditures	(320)	(166)	(1,380)	(876)
Consideration paid to GlobalSantaFe shareholders	(5,129)	—	(5,129)	—
Cash balances acquired in connection with the Merger	695	—	695	—
Proceeds from disposal of assets, net	317	163	379	461
Joint ventures and other investments, net	(239)	—	(242)	—

Net cash used in investing activities	(4,676)	(3)	(5,677)	(415)

Cash flows from financing activities
Borrowings under 364-Day Revolving Credit Facility	1,500	—	1,500	—
Borrowings under other credit facilities	15,000	100	15,000	1,000
Repayments under other credit facilities	(11,330)	(300)	(12,030)	(300)
Proceeds from issuance of debt	9,095	—	9,095	1,000
Repayments of debt	(3)	—	(3)	__
Financing costs	(96)	—	(106)	(5)
Repurchase of ordinary shares	—	(250)	(400)	(2,601)
Proceeds from issuance of ordinary shares under share-based compensation plans, net	32	2	72	69
Proceeds from issuance of ordinary shares upon exercise of warrants	24	—	40	—
Payment to shareholders for Reclassification of shares	(9,859)	—	(9,859)	—
Tax benefit from issuance of ordinary shares under share-based compensation plans	37	7	70	7
Other, net	(16)	—	(1)	30

Net cash provided by (used in) financing activities	4,384	(441)	3,378	(800)

Net increase in cash and cash equivalents	623	60	774	22

Cash and cash equivalents at beginning of period	618	407	467	445

Cash and cash equivalents at end of period	$1,241	$467	$1,241	$467

Transocean Inc.

Fleet Operating Statistics

	Operating Revenues (in millions) (1)
	Three months ended			Twelve months ended Dec 31,
	December 31, 2007	September 30, 2007	December 31, 2006	2007	2006
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$453	$381	$304	$1,509	$1,015
Deepwater Floaters	290	280	248	1,069	824
Harsh Environment Floaters	120	122	89	478	321
Total High-Specification Floaters	863	783	641	3,056	2,160
Midwater Floaters	534	409	289	1,711	819
High-Specification Jackups	64	12	12	100	45
Standard Jackups	386	236	187	1,023	637
Other Rigs	13	15	18	58	84
Subtotal	1,860	1,455	1,147	5,948	3,745
Contract Intangible Revenues	88	0	0	88	0
Other Revenues
Client Reimbursable Revenues	32	32	28	123	108
Other	97	51	11	218	29
Subtotal	129	83	39	341	137
Total Company	$2,077	$1,538	$1,186	$6,377	$3,882

	Average Dayrates (1)
	Three months ended			Twelve months ended Dec 31,
	December 31, 2007	September 30, 2007	December 31, 2006	2007	2006
High-Specification Floaters:
Ultra Deepwater Floaters	$346,100	$323,200	$275,300	$316,000	$237,000
Deepwater Floaters	$265,300	$251,600	$216,500	$236,600	$188,000
Harsh Environment Floaters	$326,300	$312,300	$199,400	$291,300	$184,600
Total High-Specification Floaters	$311,600	$291,900	$237,800	$279,500	$207,600
Midwater Floaters	$274,600	$254,000	$184,600	$249,900	$140,900
High-Specification Jackups	$173,400	$131,600	$133,300	$155,700	$128,900
Standard Jackups	$130,800	$120,000	$95,300	$119,600	$78,900
Other Rigs	$48,600	$54,900	$48,200	$52,700	$48,900
Total Drilling Fleet	$224,000	$219,700	$171,700	$211,900	$142,100

	Utilization (1)
	Three months ended			Twelve months ended Dec 31,
	December 31, 2007	September 30, 2007	December 31, 2006	2007	2006
High-Specification Floaters:
Ultra Deepwater Floaters	97%	99%	92%	98%	90%
Deepwater Floaters	75%	76%	78%	78%	76%
Harsh Environment Floaters	80%	85%	97%	90%	95%
Total High-Specification Floaters	85%	86%	86%	87%	84%
Midwater Floaters	95%	92%	90%	95%	80%
High-Specification Jackups	100%	100%	100%	100%	96%
Standard Jackups	91%	89%	89%	87%	92%
Other Rigs	97%	98%	99%	99%	70%
Total Drilling Fleet	90%	89%	89%	90%	85%

(1)

Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Operating Income Before General and Administrative Expense

to Field Operating Income

(in millions)

	Three months ended			Twelve months ended
	Dec 31, 2007	Sept 30, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Operating revenue	$2,077	$1,538	$1,186	$6,377	$3,882
Operating and maintenance expense	923	663	570	2,781	2,155
Depreciation	195	103	98	499	401
(Gain) loss from disposal of assets, net	(254)	(8)	(183)	(284)	(405)

Operating income before general and administrative expense	1,213	780	701	3,381	1,731
Add back (subtract): Depreciation	195	103	98	499	401
(Gain) loss from disposal of assets, net	(254)	(8)	(183)	(284)	(405)

Field operating income	$1,154	$875	$616	$3,596	$1,727

Transocean Inc. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended			Years ended Dec. 31,
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	2007	2006
Income (Loss) before income taxes and minority interest	$1,079	$1,024	$693	$3,384	$1,607
Add back (subtract):
(Gain) loss on disposal of assets, net	(233)	(9)	(191)	(264)	(410)
Income from TODCO tax sharing agreement	(1)	(276)	(51)	(277)	(51)
(Gain) loss on retirement of debt	8	—	—	8	—
GSF Merger related costs	82	—	—	82	—

Adjusted income before income taxes	935	739	451	2,933	1,146

Income tax expense	23	52	72	253	222
Add back (subtract):
(Gain) loss on disposal of assets, net	—	—	1	(3)	(24)
GSF Merger related costs	15	—	—	15	—
Changes in estimates (1)	36	52	17	101	14

Adjusted income tax expense (2)	$74	$104	$90	$366	$212

Effective Tax Rate (3)	2.1%	5.1%	10.4%	7.5%	13.8%

Annual Effective Tax Rate (4)	7.9%	14.0%	20.0%	12.5%	18.5%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in deferred taxes valuation allowances on deferred taxes and other tax liabilities.
(2)	The three months ended December 31, 2007 include $(43) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate and included $17 million related to customer indemnification that is also reflected as a reduction of revenue.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18.

TRANSOCEAN INC. AND SUBSIDIARIES

SUPPLEMENTAL ANALYSIS OF OPERATING INCOME

(In millions, except per share data)

(Unaudited)

	Three months ended December 31, 2007 Legacy Transocean	Transocean Worldwide Inc. (a)	Merger and purchase price adjustments	Three months ended December 31, 2007 Transocean consolidated
Operating revenues
Contract drilling revenues	$1,516	$344	$—	$1,860
Contract intangible revenues	—	—	88	88
Other revenues	80	49	—	129

	1,596	393	88	2,077

Costs and expenses
Operating and maintenance	713	151	59	923
Depreciation, depletion and amortization	102	33	60	195
General and administrative	33	4	23	60

	848	188	142	1,178

Gain from disposal of assets, net	254	—	—	254

Operating income (loss)	$1,002	$205	$(54)	$1,153

	Twelve months ended December 31, 2007 Legacy Transocean	Transocean Worldwide Inc. (a)	Merger and purchase price adjustments	Twelve months ended December 31, 2007 Transocean consolidated
Operating revenues
Contract drilling revenues	$5,604	$344	$—	$5,948
Contract intangible revenues	—	—	88	88
Other revenues	292	49	—	341

	5,896	393	88	6,377

Costs and expenses
Operating and maintenance	2,571	151	59	2,781
Depreciation, depletion and amortization	406	33	60	499
General and administrative	115	4	23	142

	3,092	188	142	3,422

Gain from disposal of assets, net	284	—	—	284

Operating income (loss)	$3,088	$205	$(54)	$3,239

(a)	In connection with the Merger, GlobalSantaFe merged with Transocean Worldwide Inc., a wholly owned subsidiary of Transocean. The amounts presented reflect one month of operating results since the time of the Merger.